TANDYCRAFTS, INC. REPORTS SECOND QUARTER RESULTS
                  WHICH INCLUDES ANNOUNCED RESTRUCTURING CHARGE

Fort Worth, Texas. January 23, 1996 -- TANDYCRAFTS, INC. (NYSE: TAC) today reported a net loss after restructuring charge of $12,379,000 or $1.04 per share for the second quarter of fiscal 1996 compared with net income of $4,097,000 or $0.36 per share in the second quarter of fiscal 1995.

     The results for the second quarter reflect the Company's adoption of a strategic restructuring and consolidation program designed to increase its competitive position and to increase value to Tandycrafts' shareholders. As a result, a pre-tax restructuring charge totaling $18.8 million, or $12.6 million net of income taxes, is included in the second quarter loss. Of this amount, approximately $16.9 million, before income taxes, relates to non-cash items. Net sales for the second quarter were $74,347,000, a decrease of 2% from the $75,619,000 in the second quarter of fiscal 1995. For the quarter, total retail sales increased 2% when compared to the same period in fiscal 1995 while manufacturing sales were down 4% for the quarter when compared to the same period last year.

     For the six months ended December 31, 1995, the Company reported a net loss of $12,370,000, or $1.04 per share, compared to net income of $6,151,000, or $0.54 per share, for the corresponding period of the prior fiscal year. These results include the effects of the restructuring charge taken in the current quarter. Net sales for the six months ended December 31, 1995 decreased 3% to $136,696,000 versus $141,131,000 for fiscal 1995.

     In commenting on the proposed restructuring and consolidation program approved by the Board, Mr. Cox stated that "the program, which is designed to increase the Company's competitive position and to increase value to Tandycrafts' shareholders, will allow the Company to become more focused when completed. Tandycrafts will be comprised of three specialty retail operations; Tandy Leather, Joshua's Christian Stores and Sav-On Discount Office Supplies, and two manufacturing divisions; TWI and Frames and Framed Art. The primary components of this program include:

     -    The sale of Cargo Furniture & Accents.
     - The sales or closings of David James Manufacturing, Brand Name Apparel and Prestige Leather Creations.
     - The consolidation of certain functions within TWI ("Tandy Wholesale International") of Nocona Belt Company and Rivertown Button Company, which is being relocated from Houston, Minnesota to Fort Worth, Texas.
     - The closings of 11 underperforming retail outlets including two at Sav-On Discount Office Supplies, five at Joshua's Christian Stores and four at Tandy Leather Company.
     - The consolidation, streamlining, and in some cases, outsourcing of certain functions, including advertising, to increase efficiency throughout the various operating units.
     - The retention of an outside consulting firm to assist senior management in evaluating the Company's retail concepts.

     The pre-tax restructuring charge includes the following components:

     - $18.0 million for asset write downs and other exit costs associated with businesses which are expected to be sold or closed
     - $0.8 million for estimated tenancy, inventory disposition and other exit costs associated with the closure of eleven stores

     The total goodwill write-off included in the aggregate pre-tax charge of $18.8 million is $7.7 million."



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                                      Three Months Ended            Six Months Ended
                                  --------------------------   --------------------------
                                  December 31,  December 31,   December 31,  December 31,
                                      1995          1994           1995          1994
                                  ------------  ------------   ------------  ------------


Net sales                         $     74,347  $     75,619   $    136,696  $   141,131

Operating costs and expenses:
 Cost of goods sold                     47,885        44,572         86,698       84,374
 Selling, general and
   administrative                       23,136        22,583         44,049       42,888
 Depreciation and amortization           1,715         1,207          3,240        2,556
 Restructuring charge                   18,818             -         18,818            -
                                  ------------  ------------   ------------  -----------
   Total operating costs
    and expenses                        91,554        68,362        152,805      129,818
                                  ------------  ------------   ------------  -----------

Operating income (loss)                (17,207)        7,257        (16,109)      11,313
Interest expense, net                    1,244           950          2,329        1,776
                                  ------------  ------------   ------------  -----------

Income (loss) before
 income taxes                          (18,451)        6,307        (18,438)       9,537
Provision (benefit) for
 income taxes                           (6,072)        2,210         (6,068)       3,386
                                  ------------  ------------   ------------  -----------

   Net income (loss)              $    (12,379) $      4,097   $    (12,370) $     6,151
                                  ============  ============   ============  ===========

Net income (loss) per share             ($1.04)        $0.36         ($1.04)       $0.54
                                         =====         =====          =====        =====

Weighted average common and
 common equivalent shares               11,935        11,383         11,852        11,298

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